Exhibit 6.5

PROPERTY MANAGEMENT AGREEMENT and AUTHORIZATION

THIS IS INTENDED TO BE A LEGALLY BINDING AGREEMENT

1.	AGREEMENT

This AGREEMENT is made and entered this 1 day of October, 2023, by and between: Casa Shares Series Lorene, LLC (hereinafter called “OWNER”) and Details Asset Management LLC (hereinafter called “AGENT”).

1.1	APPOINTMENT OF AGENT

1.1.1	OWNER hereby appoints AGENT as sole and exclusive AGENT of OWNER to manage the PREMISES described in paragraph 1.2.2 upon the terms and condition provided herein. The AGENT accepts the appointment and agrees to furnish the services of its organization for the management of the PREMISES.

1.1.2	The property to be managed by AGENT under this AGREEMENT (the “PREMISES”):

Teton River Lofts

311 E Lorene St.

Rexburg, ID 83440

(See Addendum for Unit Numbers)

1.1.1	The term of this agreement shall be for an initial period of twelve (12) months (the “initial Term”), commencing on the 1 day of October, 2023, and thereafter shall be automatically renewed from year to year unless either party gives the other party written notice of its decision not to renew this Agreement at least (30) days prior to the end of the then applicable term. Notwithstanding the above, with sixty (60) day written notice, either the Owner or Manger can terminate the agreement without cause

1.1.2	Use due diligence in the performance of this AGREEMENT.

1.1.3	OWNER authorizes AGENT to contract for services to include but not limited to, water, sewer, garbage, gas, electric, irrigation, yard care, and maintenance AGREEMENTs. OWNER to assume the obligation of any contract so entered into at the termination of this AGREEMENT; OWNER to notify utility companies of all changes of billing address. AGENT may perform any of its duties through OWNER’s or AGENT’s attorneys, AGENTs, employees, or independent contractors and shall not be responsible for their acts, defaults, or negligence if reasonable care has been exercised in their appointment and retention.

1.1.4	OWNER states that he is not currently in default of any mortgage payment(s)/loan(s) secured by subject PREMISES. OWNER will also notify the AGENT if he is to become delinquent on said loan(s)
(OWNER initial)

1.1.5	The OWNER agrees to provide and update the AGENT with an emergency contact who has the written authority to make decisions pertaining to the management of the PREMISES in the event the OWNER cannot be reached.

1.1.6	OWNER warrants that he is the OWNER of the PREMISES or has the authority to execute this contract. OWNER acknowledges that OWNER has read, understands, accepts, and has received a copy of this AGREEMENT.

2.	AUTHORITY AND POWERS: The OWNER grants AGENT the following authority and powers, at OWNER’s expense to:

2.1	AGENTS Bank Account, Collection of Rents and Other Receipts:

2.1.1	AGENT shall have the right to deposit all gross rental revenue and security deposits for the PREMISES in AGENT Banks account. The AGENT will utilize the account for the deposit of receipts and collections as described herein.

2.1.2	AGENT shall collect (and give receipts for, if necessary) all rents, charges, Security deposits, fess and other amounts receivable in connection with the rental and management of the PREMISES. Such receipts shall be deposited in the account maintained by the AGENT for the PREMISES.

2.1.3	After payments of all management fees, management expenses, taxes and other applicable fees and charges, insurance premiums, utilities, and debt secured by the PREMISES, whether such payments are mandatory or optional under this agreement, the balance of the gross rental revenue shall be paid to the OWNER on a monthly basis.

2.1.4	AGENT will issue all Cash Distributions to OWNER(S) via check or ACH.

2.1.5	AGENT shall comply with all applicable state or local laws concerning the responsibility for security deposits. Security deposits will be deposited in the account maintained by the AGENT for the PREMISES. AGENT shall collect and maintain all TENANT deposits, such as security deposits, cleaning and damage deposits, pet deposits, cable/satellite deposits, and any other deposits in which AGENT deems necessary to collect from TENANT. Should the PREMISES sell or upon termination of this AGREEMENT, OWNER authorizes AGENT to deduct any outstanding fees owed by TENANT to AGENT from the security deposits prior to releasing these funds. (Idaho Code, Section 6-321)

2.1.6	AGENT shall be responsible for the payment of all mortgage/notes, property taxes, special assessments, Homeowner Association fees, and premiums for casualty and liability insurance relating to the PREMISES unless otherwise modified in writing with AGENT.

2.1.7	OWNER shall remit funds as requested by AGENT immediately if current rental income is insufficient to pay all expenses. The following priority will be taken in disbursing funds: Management fees, maintenance fees, utilities subject to cutoff, mortgages, other utilities, other misc. bills, and OWNER disbursements. OWNER agrees to pay late charges, interest charges and other penalties caused by lack of sufficient funds.

2.1.8	OWNER will provide AGENT an itemized listing of bills/statements/recurring charges OWNER wishes AGENT to discharge on OWNER’s behalf.

2.1.9	AGENT agrees to pay the monthly property management software subscription fees.

2.2	Leasing and Renting:

2.2.1	AGENT shall use all reasonable effort to keep the PREMISES rented by procuring TENANTS for the PREMISES. AGENT is authorized to negotiate, prepare, and execute all leases, including renewals and extensions of leases and to modify existing leases, utilizing AGENT forms and AGREEMENTs exclusively.

2.2.2	AGENT shall have authority on behalf of the OWNER to terminate any lease or rental AGREEMENTS covering the PREMISES that are in default, to execute and serve such legal or other notices as AGENT deems appropriate to institute legal actions for the benefit of, and the expense of, OWNER for the purpose of evicting TENANTs in default and to recover possession of the PREMISES.

2.2.3	AGENT shall collect, deposit, hold, and disburse security deposits, if any, in accordance with the terms of each tenant’s lease. AGENT shall comply with applicable state and local laws concerning a landlord’s responsibility for security deposits. Security deposits shall be held separately from rental income, and not designated as income by the OWNER.

2.3	Maintenance/Repair:

2.3.1	AGENT is authorized to make, cause to be made, through contracted services or otherwise, all ordinary repairs and replacements reasonably necessary to preserve and maintain the PREMISES in an attractive condition and in good state of repair for the operating efficiency of the PREMISES, and all alterations required to comply with lease requirements, governmental regulations, or insurance requirements. AGENT is also authorized to decorate the PREMISES and to purchase or rent, on the OWNER’S behalf, all equipment, tools, appliances, materials, supplies, and other items necessary for the management, maintenance, or operation of the PREMISES. Such maintenance and decorating expenses will be paid by the OWNER and through the MANAGEMENT ACCOUNT.

2.3.2	AGENT agrees to secure the prior approval of the OWNER on all expenditures over $500.00 for any one item, except monthly or recurring operating charges and emergency repairs in excess of the maximum, if in the opinion of the AGENT such repairs are necessary to protect the PREMISES from damage or prevent damage to life or to the property of others or to avoid suspension of necessary services or to avoid penalties or fines or to maintain services.

2.3.3	AGENT shall not be liable to OWNER for any act, omission, or breach of duty of such independent contractors or suppliers.

2.4	Insurance:

2.4.1	OWNER shall indemnify and save the AGENT harmless from any and all costs, expenses, attorney’s fees, suits, liabilities, damages or claims for damages, including but not limited to those arising out of any injury or death to any person or persons or damage to any property of any kind whatsoever and to whomsoever belonging, including OWNER, in any way relating to the management of the PREMISES by the AGENT or the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to the AGENT; to carry, at the OWNER’s sole cost and expense, such public liability, property damage as shall be adequate to protect the interests of the AGENT and OWNER, the policies for which shall name the AGENT as well as the OWNER as the parties insured. OWNER TO PROVIDE THE AGENT WITH A CERTIFICATE OF INSURANCE SHOWING A MINIMUM OF $300.000.00 LIABILITY COVERAGE within 15 days of this contract.

2.5	AGENT’s Compensation and Expenses:

2.5.1	AGENT’s fee shall be 8% of the monthly gross receipts from PREMISES.

2.5.2	OWNER agrees to reimburse AGENT each month during the term hereof for expenses directly attributable to OWNER’s property. These expenses include, but are not limited to, advertising, legal fees and repair invoices.

3.	Assignments/Succession: This AGREEMENT shall be binding upon the successors of the AGENT and the heirs, administrators, executors, successors, and assignees of the OWNER.

IN WITNESS WHEREOF, the parties hereby have affixed or caused to be affixed their respective signatures this day:

OWNER
AGENT
OWNER
AGENT

Emergency Contact: